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                                                                     Exhibit 2.2


                             AMENDMENT NO. 1 TO THE
                          AGREEMENT AND PLAN OF MERGER

      THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this "Amendment") is entered into as of August 29, 2005, among Brooks Automation, Inc. ("Parent"), a Delaware corporation, Mt. Hood Corporation, a direct, wholly-owned subsidiary of Parent ("Sub"), and Helix Technology Corporation, a Delaware corporation ("Company").

                                    RECITALS

A. Pursuant to Section 8.3 the Agreement and Plan of Merger (the "Agreement"), dated as of July 11, 2005, among Parent, Sub and Company, the Agreement may be amended by an instrument signed by each of the parties thereto.

B. Parent, Sub and Company desire to amend Section 8.2(b) of the Agreement as set forth herein.

      NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Sub and Company hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined in this Amendment have the meaning given them in the Agreement.

2. Amendment. Pursuant to Section 8.3 of the Agreement, Section 8.2(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

      "(b) If Parent shall have terminated this Agreement pursuant to Section 8.1(f), Company shall pay Parent upon demand a termination fee of $11,350,000 (the "Termination Fee") and reimburse Parent upon demand for documented out-of-pocket fees and expenses incurred or paid by or on behalf of Company in connection with this Agreement or the consummation of any of the transactions contemplated by this Agreement in an amount that will not exceed $1,500,000 (the "Parent Expenses"). If Company terminates this Agreement pursuant to Section 8.1(i), Company shall pay the Termination Fee to Parent as a condition to termination and the Parent Expenses to Parent upon demand. If (i) this Agreement is terminated (A) pursuant to Section 8.1(b) without the Company Stockholder Meeting having occurred, (B) pursuant to Section 8.1(d) due to an intentional breach or failure to perform by Company or (C) pursuant to Section 8.1(h) due to a failure to obtain the Company Stockholder Approval, (ii) prior to the time of termination and after the date of this Agreement a Company Acquisition Proposal has been publicly announced or otherwise communicated to Company's Board of Directors and (iii) within twelve (12) months after the date on which this Agreement is terminated Company enters into a definitive agreement with respect to a Company Acquisition Proposal or a Company Acquisition Proposal is consummated, Company shall pay to Parent the Termination Fee within two business days of the earlier of the execution of

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      such definitive agreement or upon consummation of such Company Acquisition
      Proposal and reimburse Parent for the Parent Expenses upon demand. All amounts due hereunder shall be payable by wire transfer in immediately available funds to such account as Parent may designate in writing to Company. If Company fails to promptly make any payment required under this
      Section 8.2(b) and Parent commences a suit to collect such payment, Company shall indemnify Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.2(b). Solely for purposes of this Section 8.2(b), references to "20%" in the definition of "Company Acquisition Proposal" shall be deemed to be "50%", but in the case of subsection (A) of that definition, the calculation of the percentage interest acquired shall be deemed to include any Company Common Stock or other voting securities held by such acquiring person prior to such acquisition."

3. No Other Amendments. Except as modified by Section 2 above, the Agreement shall continue in full force and effect.

4. Adjudication.

      a. This Amendment and any related disputes shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of law provisions.

      b. Each of Parent, Sub and Company irrevocably agrees that any legal action or proceeding with respect to this Amendment or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the courts of The Commonwealth of Massachusetts, the State of Delaware and the Federal courts of the United States located in The Commonwealth of Massachusetts or the State of Delaware and each of Parent, Sub and Company hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Parent, Sub and Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Amendment, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Amendment, or the subject matter hereof, may not be enforced in or by such courts. Any party may make service of process on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in
Section 9.2 of the Agreement.

      c. EACH OF PARENT, SUB AND COMPANY HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR

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COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF,
UNDER OR IN CONNECTION WITH THIS AMENDMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

5. Miscellaneous. The headings contained in this Amendment are for convenience only and shall not affect or be utilized in construing or interpreting this Amendment. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission.



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      IN WITNESS WHEREOF, Parent, Sub and Company have caused this Amendment to be executed and delivered by their respective duly authorized officers, all as of the date first written above.

                                 BROOKS AUTOMATION, INC.



                                 By        /s/ Edward C. Grady
                                    --------------------------------------------
                                    Name:  Edward C. Grady
                                    Title: President and Chief Executive Officer

                                 MT. HOOD CORPORATION



                                 By:       /s/ Robert W. Woodbury, Jr.
                                    --------------------------------------------
                                    Name:  Robert W. Woodbury, Jr.
                                    Title: President


                                 HELIX TECHNOLOGY CORPORATION



                                 By        /s/ James Gentilcore
                                    --------------------------------------------
                                 Name:     James Gentilcore
                                 Title:    President and Chief Executive Officer




       [SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER]